Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on a proposal to merge Spartan Long-Term Government Bond Fund with Spartan Government Income Fund, a larger government bond fund also managed by Fidelity Management & Research Company. The information included a proxy statement describing the merger proposal and all the materials you needed to vote by mail. I am reminding you to vote, if you haven't done so already, and have enclosed another proxy card for your convenience.
YOUR VOTE IS IMPORTANT.
Your vote must be received before the fund's shareholder meeting scheduled for May 7, 1996. Unless at least 50% of the fund's shares are voted by the meeting date, Fidelity will have to delay or hold another meeting, which can be expensive.
HERE IS A BRIEF SUMMARY OF THE PROPOSAL.
The Trustees of Spartan Long-Term Government Bond Fund are recommending that the fund merge with Spartan Government Income Fund. If shareholders vote to approve the merger, Spartan Long-Term Government Bond Fund will cease to exist and you will become a shareholder of Spartan Government Income Fund instead.
Both funds currently have the same portfolio manager, but have different investment policies and goals. Spartan Government Income Fund invests in a broad cross-section of the government bond market, including short, intermediate, and long-term securities. Spartan Long-Term Government Bond Fund has invested almost exclusively in long-term bonds. As a result, Spartan Government Income Fund has tended to have less volatile performance than Spartan long-Term Government Bond Fund, rising less in up markets and falling less in down markets. Overall, it follows a more moderate investment style.
If the merger is approved, shareholders of the merged fund will enjoy lower operating expenses for a period of two years. Fidelity has agreed to reduce its management fee from 0.65% to 0.60% for this period if the merger is approved. If shareholders vote against the merger, the funds will remain separate and expenses will not be reduced.
The Trustees, most of whom are not affiliated with Fidelity, are responsible for protecting your interests as a shareholder. The Trustees believe that the merger is in shareholders' best interests, and recommend that you vote for the proposal. But the final decision is up to you. VOTING BY MAIL OR FAX IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. We encourage you to exercise your right as a shareholder and to vote promptly. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided. If you prefer, you can fax your vote to us at 617-871-2569.
If you have any questions before you vote, please call us at 1-800-544-8888. Thank you for participating in this important initiative for your fund. Your vote is extremely important, no matter how many shares you own. Please return your voting card promptly.
Sincerely,
Edward C. Johnson 3d
President